Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
FIRST CASH FINANCIAL SERVICES, INC.

Restriction on Trading First Cash Financial Services, Inc. Common Stock
During a Blackout Period

During an upcoming blackout period in the First Cash 401(k) Plan, SEC rules and company policies prohibit you from purchasing, selling, acquiring or transferring First Cash common stock or associated derivative securities (i.e. stock options).

The First Cash 401(k) Profit Sharing Plan will be in a blackout period from September 20, 2007 through November 9, 2007. During the 51-day blackout period, plan participants (employees) may not, directly or indirectly, withdraw or transfer balances from any investment option offered in the plan, including shares of First Cash Financial Services, Inc. common stock. The purpose of the blackout period is to facilitate the conversion of administrative services, investment options and trustee services to Rogers & Associates, Rogers Capital Management, Inc., and Fiserv Trust Company, respectively. The Starr Hickman Enterprises 401(k) & Profit Sharing Plan (Auto Master's 401(k) plan) will also be combined at that time and the new plan name for all participants will be the First Cash 401(k) Profit Sharing Plan.

Pursuant to the Sarbanes-Oxley Act of 2002, First Cash is required to notify you of this blackout period and of certain restrictions on trading in First Cash securities during the blackout period.

You may not take the following actions during the blackout period:

    Purchase, sell, acquire, or transfer shares of First Cash common stock; or

    Purchase, sell, transfer or exercise First Cash stock options.

Regulation BTR interprets this concept very broadly and establishes a presumption that any sale or other transfer of equity securities by a Director or Executive Officer during a blackout period violates the trading prohibition. Any equity securities of First Cash Financial Services, Inc. that you sell or otherwise transfer during the D&O blackout period will be considered to have been acquired by you in connection with your service or employment as a Director or Executive Officer, unless you can establish that the securities were acquired from another source. To establish that an equity or derivative security was not so acquired, you must identify its source and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).

For further information regarding this blackout period, please contact Doug Orr at the following address and phone number:

R. Douglas Orr
Executive Vice President and Chief Financial Officer
First Cash Financial Services, Inc.
690 E. Lamar Blvd. Ste 400
Arlington, TX 76011
(817) 460-3947
Dated: August 14, 2007